                                                                   EXHIBIT 10.27

                           THIRD AMENDED AND RESTATED

                         REVOLVING CREDIT LOAN AGREEMENT

                                     BETWEEN

                               COMERICA BANK f/k/a
                               COMERICA BANK-TEXAS

                                       AND

                        TEXAS STERLING CONSTRUCTION, L.P.

                                      DATED

                                DECEMBER 23, 2004

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS.........................................................   1
     1.1.   Defined Terms.......................................................   1
     1.2.   Accounting Terms....................................................   9
     1.3.   Singular and plural.................................................   9

SECTION 2.  COMMITMENT, INTEREST AND FEES.......................................   9
     2.1.   Commitment..........................................................   9
     2.2.   Borrowing Procedures................................................   9
     2.3.   Note................................................................  10
     2.4.   Interest............................................................  10
     2.5.   Renewals and Extensions.............................................  10
     2.6.   Maximum Rate........................................................  11
     2.7.   Fees................................................................  12
     2.8.   Basis of Computation................................................  12
     2.9.   Prepayments.........................................................  13
     2.10.  Basis of Payments...................................................  13
     2.11.  Term Loans..........................................................  13

SECTION 3.  SECURITY............................................................  13

SECTION 4.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.........................  14
     4.1.   Conditions to First Disbursement....................................  14
     4.2.   Conditions to All Disbursements.....................................  16

SECTION 5.  WARRANTIES AND REPRESENTATIONS......................................  17
     5.1.   Corporate Existence and Power.......................................  17
     5.2.   Authorization and Approvals.........................................  17
     5.3.   Valid and Binding Agreement.........................................  17
     5.4.   Actions, Suits or Proceedings.......................................  18
     5.5.   Subsidiaries........................................................  18
     5.6.   No Liens, Pledges, Collateral Assignments or Security Interests.....  18
     5.7.   Accounting Principles...............................................  18
     5.8.   No Adverse Changes..................................................  18
     5.9.   Conditions Precedent................................................  18
     5.10.  Taxes...............................................................  18
     5.11.  Compliance with Laws................................................  18
     5.12.  Indebtedness........................................................  19
     5.13.  Material Agreements.................................................  19
     5.14.  Margin Stock........................................................  19
     5.15.  Pension Funding.....................................................  19
     5.16.  Misrepresentation...................................................  19
     5.17.  Equipment...........................................................  19
     5.18.  Partnership Ownership...............................................  19
     5.19.  Names Under Which Borrower is Doing Business........................  20

SECTION 6.  AFFIRMATIVE COVENANTS...............................................  20
     6.1.   Financial and Other Information.....................................  20
     6.2.   Insurance...........................................................  24
     6.3.   Taxes...............................................................  24
     6.4.   Maintain Corporation and Business...................................  25
     6.5.   Intentionally Deleted...............................................  25
     6.6.   Maintain Debt Ratio.................................................  25
     6.7.   Intentionally Deleted...............................................  25
     6.8.   Maintain Cash Flow Coverage Ratio...................................  25
     6.9.   ERISA...............................................................  25
     6.10.  Use of Loan Proceeds................................................  26
     6.11.  Partnership Changes.................................................  26

SECTION 7.  NEGATIVE COVENANTS..................................................  26
     7.1.   Distributions or Dividends..........................................  26
     7.2.   Stock Issuance......................................................  26
     7.3.   Stock Acquisition...................................................  26
     7.4.   Liens and Encumbrances..............................................  26
     7.5.   Indebtedness........................................................  26
     7.6.   Extension of Credit.................................................  27
     7.7.   Guarantee Obligations...............................................  27
     7.8.   Property Transfer, Merger or Lease-Back.............................  27
     7.9.   Acquire Securities..................................................  27
     7.10.  Pension Plans.......................................................  27
     7.11.  Misrepresentation...................................................  27
     7.12.  Margin Stock........................................................  28
     7.13.  Compliance with Environmental Laws..................................  28
     7.14.  Pledge of Receivables...............................................  28
     7.15.  Intentionally Deleted...............................................  28
     7.16.  Subordinated Debt-Put Shareholders..................................  28
     7.17.  Intentionally Deleted...............................................  28
     7.18.  Intentionally Deleted...............................................  28
     7.19.  Notes Receivable from Shareholders..................................  28
     7.20.  Non-ordinary Bonus..................................................  28
     7.21.  Incur Negative Net Income for Consecutive Quarters..................  28

SECTION 8.  EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS...........  28
     8.1.   Events of Default...................................................  28
     8.2.   Acceleration of Indebtedness........................................  30
     8.3.   Application of Proceeds.............................................  31
     8.4.   Cumulative Remedies.................................................  31

SECTION 9.  MISCELLANEOUS.......................................................  31
     9.1.   Independent Rights..................................................  31
     9.2.   Covenant Independence...............................................  31
     9.3.   Waivers and Amendments..............................................  31

9.4.        GOVERNING LAW.......................................................  31
9.5.        Survival of Warranties, Etc.........................................  32
9.6.        Attorneys' Fees.....................................................  32
9.7.        Payments on Saturdays, Etc..........................................  32
9.8.        Binding Effect......................................................  32
9.9.        Maintenance of Records..............................................  32
9.10.       Notices.............................................................  32
9.11.       Counterparts........................................................  32
9.12.       Headings............................................................  32
9.13.       Capital Adequacy....................................................  33
9.14.       INDEMNIFICATION BY THE BORROWER.....................................  33
9.15.       NO ORAL AGREEMENTS..................................................  34
9.16.       Gender..............................................................  34
9.17.       Intentionally Deleted...............................................  34
9.18.       Cross Default; Cross Collateral.....................................  34
9.19.       Severability of Provisions..........................................  34
9.20.       Assignment..........................................................  34
9.21.       Omnibus Name Change.................................................  34
9.22.       Authorized Filings..................................................  34
9.23.       Assumption of Obligations...........................................  34

                           THIRD AMENDED AND RESTATED
                         REVOLVING CREDIT LOAN AGREEMENT

      THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT is made and delivered as of the 23rd day of December, 2004, by and between TEXAS STERLING CONSTRUCTION, L.P., a Texas limited partnership (the "Borrower"), successor by entity conversion to Sterling Construction Company (d/b/a Texas-Sterling Construction, Inc.), a Michigan corporation (the "PREDECESSOR"), and COMERICA BANK f/k/a Comerica Bank-Texas (the "BANK") and amends and restates that certain Second Amended and Restated Revolving Credit Loan Agreement between the Borrower and the Bank dated as of September 23, 2002 (as amended by that certain First Amendment to Second Amended and Restated Revolving Credit Loan Agreement dated as of March 1, 2003, that certain Second Amendment to Second Amended and Restated Revolving Credit Loan Agreement dated as of April 28, 2003, and that certain Third Amendment to Second Amended and Restated Third Revolving Credit Loan Agreement dated as of November 12, 2003) (the "PRIOR AGREEMENT").

                                   WITNESSETH:

      WHEREAS, the Bank has extended credit to the Borrower in the form described in the Prior Agreement and the Bank has made such extensions of credit to the Borrower upon the terms and conditions therein set forth;

      WHEREAS, the Borrower desires to increase its revolving line of credit with the Bank from $14,000,000.00 to $17,000,000.00;

      WHEREAS, the Bank is willing to supply such financing to be used by the Borrower for working capital, general corporate purposes, and to acquire equipment subject to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree to amend and restate the Prior Agreement as follows:

SECTION 1. DEFINITIONS.

      1.1. Defined Terms. As used herein, the following terms shall have the following respective meanings:

                  "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS,"
            "INSTRUMENTS" and "INVENTORY" shall have the meanings assigned to them in the UCC in effect on the date of this Agreement.

                  "AGREEMENT" shall mean this Third Amended and Restated
            Revolving Credit Loan Agreement, as same may be renewed, extended, modified, supplemented, restated, amended, and/or rearranged.

                  "APPLICABLE MARGIN" shall mean that certain percentage
            determined in accordance with Section 2.4 of this Agreement.

                  "APPRAISAL" shall mean, until January 21, 2003, that certain appraisal dated November 23, 1999, prepared by Valuation Technology, Inc., and covering the Borrower's Equipment prepared pursuant to
            Section 6.1.12, and on or after January 21, 2003 (or such earlier date if said appraisal is completed prior to January 21, 2003), that certain appraisal of the Borrower's Equipment prepared pursuant to
            Section 6.1.11.

                  "APPROVED MULTIPLE-ADVANCE LOAN" shall mean that certain
            multiple-advance loan from Borrower to Sterling-Delaware which is comprised of (i) a one-time initial advance, made on or about December 23, 2004, in the maximum principal amount of $5,000,000.00 ("Initial Advance"), and (ii) quarterly loan advances ("Quarterly Advances") which are paid within thirty (30) days of the end of each fiscal quarter and in the maximum amount of the Quarterly Advance Amount; provided, however, that the Borrower shall not be entitled to carry forward to any subsequent quarter any Excess loan advance resulting from any previous quarter. For purposes hereof, "Excess" shall mean the difference between the Quarterly Advance Amount and the amount of the loan advance actually made by the Borrower to Sterling-Delaware in any given quarter.

                  "ASSET PURCHASE AGREEMENT" shall mean that certain Asset
            Purchase Agreement dated September 23, 2002, by and among Borrower, Kinsel Industries, Inc., and Tracks of Texas, Inc.

                  "BANK" shall mean Comerica Bank f/k/a Comerica Bank-Texas, a
            Texas banking association.

                  "BANKRUPTCY CODE" shall mean Title 11 of the United States
            Code, as amended, or any successor act or code.

                  "BORROWER" shall mean Texas Sterling Construction, L.P., a
            Texas limited partnership, formerly known as and successor by entity conversion to Sterling Construction Company (d/b/a Texas Sterling Construction, Inc.), a Michigan corporation.

                  "BORROWING BASE" shall mean the aggregate of (i) NINETY
            PERCENT (90%) of the Forced Sale Value, as determined by the Appraisal, for each item of Existing Major Equipment and which is to be curtailed or reduced each month, on the last calendar day of each calendar month, by ONE AND TWO-TENTHS PERCENT (1.2%) of the Originally Established Value for each item of Existing Major Equipment; (ii) EIGHTY PERCENT (80%) of the Cost of new or used Major Equipment acquired after July 18, 2001, which is to be scheduled on a spreadsheet to be attached to the Borrowing Base Certificate, and which is to be curtailed or reduced each month, on the last calendar day of each month, by ONE AND TWO-TENTHS PERCENT (1.2%) of EIGHTY PERCENT (80%) of the Cost; and (iii) SEVENTY PERCENT (70%) of the fair market value of new or used Major Equipment hereinafter acquired from Insituform, which is to be scheduled on a spreadsheet to be attached to the Borrowing Base Certificate, and which is to be curtailed or reduced each month, on the last calendar day of each month, beginning on the last day of October, 2002, by ONE AND TWO-TENTHS PERCENT (1.2%) of SEVENTY PERCENT (70%) of the Cost.

                  "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of EXHIBIT A to this Agreement, completed in all appropriate respects and executed by the President, Vice President or Treasurer of the Borrower and setting forth the Borrower's computation of the Borrowing Base as of the date of such certificate.

                  "BUSINESS DAY" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

                  "COLLATERAL" shall mean any property of the Borrower in the possession of the Bank, the Stock, any amount in any deposit account of the Borrower with the Bank and all of the Borrower's Equipment, Fixtures, General Intangibles, Goods, and Instruments, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

                  "COMMITMENT AMOUNT" shall mean $17,000,000.00. The recital of a Commitment Amount does not mean that the Bank shall be obligated to advance such amount.

                  "CONTRACT RATE" shall mean, as of any date of determination, the annual rate of interest which, pursuant to Section 2.4 of this Agreement, would be applicable to the Note if the annual rate of interest were determined without the Maximum Legal Rate limitation.

                  "COST" shall mean the purchase price and all other costs
            related to the purchase of the Equipment which are eligible to be capitalized under GAAP, including taxes, transportation, warranties, set-up charges, instructions, license fees or other miscellaneous amounts.

                  "CURRENT ASSETS" shall mean, as of any applicable date of
            determination, all cash, non-affiliated customer receivables (which are not subject to any dispute), and United States government securities and any other assets classified as current assets under GAAP of a Person.

                  "CURRENT LIABILITIES" shall mean, as of any applicable date of determination, all liabilities of a Person that should be classified as current in accordance with GAAP.

                  "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

                  "DEBT RATIO" shall mean the ratio of Debt to Tangible Net
            Worth.

                  "DEFAULT" shall mean a condition or event which, with the
            giving of notice or the passage of time, or both, would become an Event of Default.

                  "DISBURSEMENT DATE" shall mean each date upon which the Bank makes a loan to the Borrower under Section 2.1 of this Agreement.

                  "ENVIRONMENTAL LAWS" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C.
            Section 651 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C.
            Section 2601 et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over the Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

                  "EQUIPMENT" shall mean equipment of the Borrower in which the
            Bank has a validly perfected first lien security interest, which is in then good working order, and is not damaged, and which is located within the State of Texas.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

                  "EURODOLLAR RATE" shall have the meaning ascribed to it in the
            Note.

                  "EVENT OF DEFAULT" shall mean any of those conditions or
            events listed in Section 8.1 of this Agreement.

                  "EXISTING MAJOR EQUIPMENT" shall mean those items of the
            Borrower's equipment set forth on the Appraisal that were acquired on or before July 18, 2001.

                  "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data (whether of Sterling-Delaware, SHH, the Borrower, any Subsidiary, any guarantor or otherwise) which have been furnished to the Bank for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

                  "FINANCING STATEMENT" shall mean UCC financing statements
            describing the Bank as secured party and the Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Bank shall reasonably deem necessary or advisable.

                  "FORCED SALE VALUE" shall mean the forced sale value
            established for each item of Existing Major Equipment.

                  "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

                  "GUARANTORS" shall mean, individually and collectively, SHH,
            Sterling -- Delaware, and Sterling General, Inc.

                  "GUARANTY" shall mean a guaranty in the form of EXHIBIT B to this Agreement pursuant to which the Guarantors unconditionally guarantee to the Bank repayment of all of the Indebtedness.

                  "HAZARDOUS SUBSTANCE" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

                  "INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower to the Bank under this Agreement and the Prior Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, including the Term Loans.

                  "INSITUFORM" shall mean, individually and collectively,
            Insituform, Inc., a Texas corporation, Kinsel Industries, Inc., a Texas corporation, and Tracks of Texas, a Texas corporation.

                  "LOAN DOCUMENTS" shall mean the Prior Agreement, the Term
            Notes, and all accompanying prior loan documents, this Agreement, the agreements or instruments described or referred to in Section 4 hereof, and any and all other agreements or instruments heretofore, now, or hereafter executed and delivered by the Borrower, any Guarantor, any Pledgor, or any other Person (other than participation or similar agreements between the Bank and any other bank or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Prior Agreement, the Term Notes, the Note(s), or this Agreement, as such agreements may be amended, renewed, extended, modified, restated, rearranged, increased, and/or supplemented from time to time.

                  "MAJOR EQUIPMENT" shall mean the items of Existing Major
            Equipment and Equipment acquired after July 18, 2001, which the Bank agrees to allow the Borrower to include in the Borrowing Base.

                  "MAXIMUM LEGAL RATE" shall have the meaning set forth in
            Section 2.6 of this Agreement.

                  "NASCIT" shall mean the North Atlantic Smaller Companies
            Investment Trust plc.

                  "NET BOOK VALUE" shall mean the book value established by the
            Borrower's books and records subject to the Bank's review and approval.

                  "NET CURRENT ASSETS" shall mean Current Assets less Current
            Liabilities.

                  "NET INCOME" shall mean with respect to any Person, such
            Person's net income after the payment of all expenses, including all taxes.

                  "NO DEFAULT CERTIFICATE" shall mean that certain certificate delivered to Bank pursuant to and in accordance with Section 6.1.3 of this Agreement and in the form of the certificate attached hereto as EXHIBIT J.

                  "NOTE" shall mean the promissory note conforming to Section
            2.3 of this Agreement and in the form of EXHIBIT C to this Agreement, and any and all renewals, extensions, rearrangements, amendments, supplements, modifications, and/or increases thereof.

                  "NOTES RECEIVABLE FROM SHAREHOLDERS" shall mean any promissory notes payable to the Borrower from its shareholders or other parties having an ownership interest in the Borrower.

                  "ORIGINALLY ESTABLISHED VALUE" shall mean ninety percent (90%)
            of the Forced Sale Value.

                  "OTHER MISCELLANEOUS EQUIPMENT" shall mean items of Equipment owned by the Borrower which are not Existing Major Equipment and which the Bank allows to be included in the Borrowing Base.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

                  "PERMITTED LIENS" shall mean:

                  (a) liens and encumbrances in favor of the Bank;

                  (b) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and, if requested by the Bank, bonded in a manner satisfactory to the Bank;

                  (c) liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                  (d) liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                  (e) encumbrances consisting of zoning restrictions,
            rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

                  (f) existing liens described in Schedule 5.6 attached hereto, subject to such intercreditor agreements or subordination agreements as the Bank shall require.

                  "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

                  "PLEDGE AGREEMENT" shall mean that certain Supplemental
            Security Agreement in the form of EXHIBIT E to this Agreement by which Sterling -- Delaware pledges to the Bank a security interest in the Stock.

                  "PLEDGOR" shall mean any Person who pledges, mortgages, grants a lien in, assigns, or otherwise signs any document making its assets serve as security for all or any portion of the Indebtedness.

                  "PRIME RATE" shall mean that annual rate of interest
            designated by the Bank as its base rate and which is changed by the Bank from time to time. The Prime Rate may not necessarily be the lowest rate charged by the Bank on credit facilities such as this.

                  "PUT EXERCISE NOTES" shall mean those certain five-year
            Promissory Notes dated December 22, 2004, executed by
            Sterling-Delaware, and payable to the Put Shareholders and those certain five-year Promissory Notes dated November 13, 2004, executed by Sterling-Delaware, and payable to the Put Shareholders.

                  "PUT SHAREHOLDERS" shall mean James D. Manning, Patrick T.
            Manning, Joseph P. Harper, Sr., Terry D. Williamson, Jeffrey Manning, Brian R. Manning, Joseph P. Harper, Jr., Anthony F. Colombo, Kevin J. Manning, Linda Manning, Karen Williamson, Hare & Co., Maarten D. Hemsley, and Robert M. Davies.

                  "QUARTERLY ADVANCE AMOUNT" shall mean $200,000.00.

                  "REVOLVING LOAN" or "LOAN" shall mean an advance made by the
            Bank to the Borrower under Section 2.1 of this Agreement on a Disbursement Date. Collectively, all such advances, and any and all renewals, extensions, rearrangements, amendments, modifications, and/or increases thereof, are referred to as "REVOLVING LOANS" or "LOANS".

                  "SECURITY AGREEMENT" shall mean the Supplemental Security
            Agreement in the form of EXHIBIT F to this Agreement pursuant to which the Borrower grants to the Bank a security interest in its Equipment, Fixtures and General Intangibles, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

                  "SHH" shall mean Sterling Houston Holdings, Inc., a Delaware corporation, formerly Sterling Construction Company, a Delaware corporation.

                  "STERLING -- DELAWARE" shall mean Sterling Construction
            Company, Inc., a Delaware corporation, formerly known as Oakhurst Company, Inc., a Delaware corporation.

                  "STOCK" shall mean 100% of the common stock of SHH owned by
            Sterling -- Delaware.

                  "SUBORDINATED DEBT" shall mean the subordinated indebtedness of Sterling-Delaware to the Put Shareholders in the original aggregate amount of $11,200,000.00.

                  "SUBSIDIARY" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions are at the time owned, directly or indirectly, by the Borrower (or any Guarantor or any Pledgor) or by one or more subsidiaries or other entities owned or controlled by the Borrower (or any Guarantor or any Pledgor) and/or one or more of its subsidiaries.

                  "TANGIBLE NET WORTH" of any Person shall mean, as of any
            applicable date of determination, the difference between (i) the book value of all assets of such Person (other than Notes Receivables from Shareholders, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined in accordance with GAAP, and (ii) all Debt of such Person.

                  "TERM LOAN NO. 1" shall have the meaning as defined in Section
            2.11.1, and any and all renewals, extensions, rearrangements, amendments, modifications, and/or increases thereof.

                  "TERM LOAN NO. 2" shall have the meaning as defined in Section
            2.11.2, and any and all renewals, extensions, rearrangements, amendments, modifications, and/or increases thereof.

                  "TERM LOANS" shall mean, individually and collectively, Term
            Loan No. 1 and Term Loan No. 2.

                  "TERM NOTES" shall mean those certain promissory notes
            evidencing the indebtedness arising under the Term Loans.

                  "TERMINATION DATE" shall mean May 1, 2007.

                  "TOTAL LIABILITIES" shall mean all of the liabilities of any
            Person and its subsidiaries on a consolidated basis as classified according to GAAP.

                  "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

                  "UCC-3s" shall mean duly authorized assignments, amendments, or termination statements (whichever the Bank shall require) covering liens in the Collateral in favor of lenders other than the Bank.

                  "WORKING CAPITAL" shall mean Current Assets less Current
            Liabilities.

      1.2. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

      1.3. Singular and plural. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

SECTION 2. COMMITMENT, INTEREST AND FEES.

      2.1. Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans to the Borrower on a revolving basis of such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the lesser of (a) the Commitment Amount or (b) the Borrowing Base, provided that each Disbursement Date under this Agreement must be a Business Day, and the principal amount of each Revolving Loan made under this Agreement shall be in the aggregate amount of $25,000.00 or an integral multiple thereof.

      2.2. Borrowing Procedures.

            2.2.1 Notice. The Borrower shall give the Bank notice of the Borrower's desire for a Revolving Loan by 2:00 p.m. (Houston, Texas time) on the day of the requested advance. Such notice shall be by telephone communication from an officer of the Borrower who has been given access by the Borrower to a security code given to the Borrower by the Bank. Such notice shall specify the proposed Disbursement Date and the principal amount of the proposed advance for such Revolving Loan. A written confirmation of each request shall be given by the Borrower to the Bank within two (2) Business days after any oral advance request; written confirmation shall be by confirmed facsimile transmission or by U.S. mail.

            2.2.2 Bank Obligations. The Bank agrees to make the Revolving Loan on the Disbursement Date as set forth in a notice to the Bank from the Borrower conforming to the requirements of Section 2.2.1 by crediting the Borrower's general deposit account with the Bank in the amount of such Revolving Loan, provided, however, that the Bank shall not be so obligated if:

                  (a) Any of the conditions precedent set forth in Section 4 of this Agreement shall not have been satisfied or waived by the Bank in accordance with Section 9.3 of this Agreement; or

                  (b) Such proposed Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the lesser of (i) the Commitment Amount or
            (ii) the Borrowing Base on the Disbursement Date.

            2.2.3 Intentionally Deleted.

            2.2.4 Intentionally Deleted.

      2.3. Note. The Revolving Loans shall be evidenced by the Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the original Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records or, at the option of the Bank, on a schedule attached to the Note. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Note, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount (whether on the schedule attached to the Note or otherwise) shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

      2.4. Interest. Subject to the provisions of Section 2.6 below, the Note shall bear interest on the outstanding principal balance from time to time outstanding under the Note at a variable rate equal to the Prime Rate or the Eurodollar Rate (as defined in the Note) plus, depending upon the Borrower's Debt Ratio, calculated pursuant to Section 6.6 hereof, the following Applicable
Margin:

APPLICABLE EURODOLLAR  APPLICABLE PRIME
     RATE MARGIN          RATE MARGIN                DEBT RATIO
---------------------  ----------------  ----------------------------------
        2.00%                Zero        Less than or equal to 1.65

        2.50%                .25%        Greater than 1.65 and less than or
                                         equal to 1.85

        3.00%                .50%        Greater than 1.85

      The above rate shall be established effective beginning on the first day of the following calendar quarter based upon receipt of the financial information necessary to determine the Debt Ratio for the preceding calendar quarter, and shall remain in effect through the end of the following calendar quarter until the Bank is in possession of the financial information necessary to calculate the Debt Ratio for the next calendar quarter. The interest rates called for above shall remain in effect until the maturity of the Note, whether such maturity is by acceleration or otherwise, and after maturity, interest shall accrue at a rate equal to six percent (6%) per annum plus the rate otherwise prevailing hereunder, but not to exceed the Maximum Legal Rate, as defined below. Interest shall be payable to the extent then accrued on the first day of each calendar month, beginning March 1, 2005, until maturity (whether by acceleration or otherwise) and from and after such maturity, on demand. The rate of interest applicable to the Note shall change as and when the Bank's Prime Rate changes.

      2.5. Renewals and Extensions. Renewals and extensions, if any, of any Loan shall he at the Bank's discretion and shall be evidenced by such documents and instruments as the Bank may require in its sole discretion. The Bank shall not be obligated to accommodate any renewals and extensions.

      2.6. Maximum Rate. The following provisions shall control this Agreement and the Note:

                  (a) No agreements, conditions, provision or stipulations
            contained in this Agreement or in any other agreement between the Borrower and the Bank, or the occurrence of an Event of Default, or the exercise by the Bank of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and the Bank, or the arising of any contingency whatsoever, shall entitle the Bank to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate (the "EXCESS"). In the event any interest is charged in excess of the Maximum Legal Rate, the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the prime commercial interest rate from time to time announced by the Bank such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Bank based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Bank, all interest at any time contracted for, charged or received by the Bank in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate.

                  (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "indicated rate ceiling" from time to time in effect as provided in Chapter 303 of the Texas Finance Code.

                  (c) The provisions of this Section shall be deemed to be
            incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claim or alleged account, right or claim of the Bank with respect to the Borrower (or any other obligor in respect of the Indebtedness), whether or not any provisions of this Section 2.6 is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Bank thereunder, be automatically recomputed by the Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.6.

                  (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Bank by reason thereof shall be payable upon demand.

                  (e) The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any other agreements executed in connection herewith or therewith or to the transactions contemplated hereby or thereby.

      2.7. Fees.

            2.7.1 Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee for the period from and including the date of this Agreement to the Termination Date equal to one-quarter of one percent (1/4 of 1%) per annum on the average daily difference between the Commitment Amount and the aggregate unpaid principal balance of the Revolving Loans. Such commitment fee shall be payable on the first Business Day of April, July, October and January, beginning April 1, 2005, and on the Termination Date, for the periods ending on such dates.

            2.7.2 Preparation Fees. Simultaneously with the execution of this Agreement, the Borrower shall pay to the Bank the amount of the Bank's expenses (including reasonable attorney's fees and disbursements) incurred by the Bank in connection with the preparation of this Agreement and related instruments.

            2.7.3 Modification Fee. Prior to the execution hereof, the Borrower has delivered to the Bank a $15,000.00 modification fee. Borrower acknowledges that this fee has been delivered to the Bank in connection with the Bank's expenditure of time and effort in reviewing financial information concerning the Borrower and the Guarantors, and such fee may be retained by the Bank whether the indebtedness described herein is prepaid, whether as a result of acceleration or otherwise.

      2.8. Basis of Computation. The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

      2.9. Prepayments.

            2.9.1 Mandatory Prepayments. The Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess, but without other premium or penalty. Such prepayment shall be immediately due and owing upon the occurrence of any such excess and, at the option of the Bank, any mandatory prepayment made under this Section 2.9.1 will reduce the Commitment Amount.

      2.10. Basis of Payments. All sums payable by the Borrower to the Bank under this agreement shall be paid directly to the Bank at its principal office in immediately available funds, without set-off, deduction or counterclaim.

      2.11. Term Loans.

            2.11.1 The Bank has made the Borrower a Term Loan ("TERM LOAN NO. 1") as described in that certain note dated May 28, 1998 in the maximum amount of $500,000.00 and which bears interest at a fixed rate of nine and three-tenths percent (9.3%) per annum and attached hereto as EXHIBIT H. The Term Loan is secured by, among other things, a first lien Deed of Trust upon property described in part as that certain 7.225 acre tract improved with a 5,913 square foot service center located at 20800 Fernbush Drive, Houston, Texas. The advances under the Term Loan have been limited to the lesser of eighty-three percent (83%) of the cost or appraised value of the headquarters and distribution center described above.

            2.11.2 The Bank has also made a term loan ("TERM LOAN NO. 2") to the Borrower in the maximum amount of $1,100,000.00, as described in the note attached hereto as EXHIBIT I. Term Loan No. 2 is secured by, among other things, a second lien Deed of Trust on the property described in Section 2.11.1.

SECTION 3. SECURITY.

      To secure full and timely performance of the Borrower's covenants set out in this Agreement and to secure the repayment of the Note and all other Indebtedness whatsoever of the Borrower to the Bank, the Borrower agrees to grant and assign a lien upon and security interest in the Collateral pursuant to the Security Agreement, the Pledge Agreement, the Financing Statement and other instruments and agreements satisfactory to the Bank.

      Borrower hereby acknowledges that notice of intent to terminate, by any creditor who has entered into a subordination or intercreditor agreement, which would result in such intercreditor agreement becoming partially or wholly ineffective, shall represent, at the Bank's election, an unsatisfactory interest in the Collateral.

      The Bank shall release from all liens (and execute any UCC releases reasonably requested by Borrower as to) any U.S. 59 Contract Equipment or Port Contract Equipment returned by Borrower to Sellers as provided in the definition of "Borrowing Base".

SECTION 4. CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.

      4.1. Conditions to First Disbursement. The obligations of the Bank under this Agreement are subject to the occurrence, prior to or on the Disbursement Date first occurring, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

            4.1.1 Documents Executed and Filed. The Borrower shall have executed (or caused to be executed) and delivered to the Bank and, as appropriate, there shall have been filed with such filing offices as the Bank shall deem appropriate, the following:

                  (a)   the Note;

                  (b)   this Agreement;

                  (c)   the Security Agreement;

                  (d)   the Pledge Agreement;

                  (e)   the Financing Statement;

                  (f)   the Guaranties;

                  (g)   the UCC-3s;

                  (h)   the Section 26.02 Notice; and

                  (i)   the UCC-1s.

            4.1.2 Certified Resolutions. The Borrower shall have furnished to the Bank a copy of the unanimous consent of all of the partners of Borrower's partnership authorizing the execution, delivery, and performance of this Agreement, the borrowing hereunder, the Note and any other documents contemplated by this Agreement, as applicable, which shall have been certified by an authorized representative of the Borrower as of the Disbursement Date first occurring.

            4.1.3 Certified Resolutions. The Borrower shall have furnished to the Bank a copy of resolutions of the Board of Directors of SHH, and any Guarantor, or any Pledgor authorizing the execution, delivery and performance of this Agreement, any guaranty agreement or pledge agreement and any other documents contemplated by this Agreement, as applicable, which shall have been certified by the Secretary or Assistant Secretary of such party as of the Disbursement Date first occurring.

            4.1.4 Certificate of Limited Partnership. The Borrower shall have furnished to the Bank a copy of the Certificate of Limited Partnership, including all amendments thereto, and all other charter documents of the Borrower, all of which shall have been certified by the state agency issuing the same as of a date reasonably near the Disbursement Date first occurring.

            4.1.5 Certified Articles. The Borrower shall have furnished to the Bank a copy of the articles of incorporation, including all amendments thereto, and all other charter documents of SHH, and any Guarantor, or Pledgor, and all of which shall have been certified by the state agency issuing the same as of a date reasonably near the Disbursement Date first occurring.

            4.1.6 Partnership Agreement. The Borrower shall have furnished to the Bank a copy of the partnership agreement of the Borrower, which shall have been certified by all the partners of the Borrower to be a true and correct copy of the partnership agreement of the Borrower, and all amendments and modifications thereof, as of the Disbursement Date first occurring.

            4.1.7 Certified Bylaws. The Borrower shall have furnished to the Bank a copy of the Bylaws of SHH, any Guarantor, and any Pledgor, which shall have been certified by the respective Secretary or Assistant Secretary of such party as of the Disbursement Date first occurring.

            4.1.8 Certificate of Good Standing. The Borrower shall have furnished to the Bank a certificate of good standing with respect to SHH, any Guarantor and any Pledgor, which shall have been certified by the state agency issuing the same as of a date reasonably near the Disbursement Date first occurring.

            4.1.9 Certificate of Incumbency. The Borrower shall have furnished to the Bank a certificate of the Secretary or Assistant Secretary of the Borrower, SHH, any Guarantor, and any Pledgor, certified as of the Disbursement Date first occurring, as to the incumbency and signatures of the officers of such party signing this Agreement, the Note and any documents contemplated or delivered under this Agreement, as applicable.

            4.1.10 UCC Lien Search. The Bank shall have received UCC record and copy searches, evidencing the appropriate filing and recording of the Financing Statements and disclosing no notice of any liens or encumbrances filed against any of the Collateral in any relevant jurisdiction other than the Financing Statements and other than as those relating to the Permitted Liens.

            4.1.11 Hazard Insurance. The Borrower shall have furnished to the Bank, in form and amounts and with companies satisfactory to the Bank, evidence of hazard insurance policies naming the Bank as "mortgagee" or "loss payee", and as an "additional insured", and relating to the assets and properties (including, but not limited to, the Collateral) of the Borrower. Such policies shall contain endorsements that they will not be cancelled without 30 days prior written notice to the Bank.

            4.1.12 Intentionally Deleted.

            4.1.13 Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

            4.1.14 Other Information and Documentation. The Bank shall have received such other information, certificates and executed documents as they shall have reasonably requested.

            4.1.15 Covenants. The Borrower hereby covenants and agrees that it shall provide the Bank before the execution hereof, certified, true, correct and complete copies of (i) the certificate of merger evidencing the conversion of the Predecessor into the Borrower as certified by the Secretary of State of the State of Texas, (ii) the partnership agreement of the Borrower, together with all amendments thereto, (iii) the Certificate of Limited Partnership, together with all amendments thereto, and (iv) all other documents and agreements concerning the governance or formation of the Borrower.

      4.2. Conditions to All Disbursements. The obligation of the Bank to make any Revolving Loan on any Disbursement Date, including, but not limited to, the Disbursement Date first occurring, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing. Additionally, the Bank's lien in the Collateral shall be, as it relates to the Collateral, a first and superior lien subject only to the Permitted Liens.

            4.2.1 Certificate. The Bank shall have received a certificate, executed by the President, Vice President or Treasurer of Sterling General, Inc., in its capacity as the sole general partner of the Borrower, certified as of such Disbursement Date, and confirming that, as of such Disbursement Date:

                  (a) No Default or Event of Default has occurred and is
            continuing; and

                  (b) The warranties and representations set forth in Section 5 of this Agreement are true and correct on and as of such Disbursement Date.

            4.2.2 Borrowing Base Certificate. The Bank shall have received from the Borrower a Borrowing Base Certificate, certified as of such Disbursement Date and confirming that, as of such Disbursement Date, the aggregate unpaid principal amount of all Revolving Loans (including the Revolving Loan to be made on such Disbursement Date) does not exceed the lesser of the Commitment Amount or the Borrowing Base as in effect on such Disbursement Date.

            4.2.3 Bank Satisfaction. The Bank shall not know or have any reasonable reason to believe that, as of such Disbursement Date:

                  (a) Any Default or Event of Default has occurred and is
            continuing;

                  (b) Any warranty or representation set forth in Section 5 of this Agreement shall not be true and correct; or

                  (c) Any provision of law, any order of any court or other
            agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Note, the Security Agreement, the Pledge Agreement, the Financing Statement, or the Guaranties.

SECTION 5. WARRANTIES AND REPRESENTATIONS.

      The Borrower represents and warrants to the Bank that:

      5.1. Corporate Existence and Power. (a) The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Texas, (b) each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the law of its state of incorporation, (c) the Borrower and each of the Subsidiaries have the partnership or corporate power and authority to own their respective properties and assets and to carry out their respective business as now being conducted and are qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary and (d) the Borrower has the partnership power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Note and other documents contemplated hereby, to grant to the Bank liens and security interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

      5.2. Authorization and Approvals. The execution, delivery and performance of this Agreement, the Pledge Agreement, the borrowing hereunder and the execution and delivery of the Note, the Security Agreement, the Financing Statement, and other documents contemplated hereby have been duly authorized by all requisite partnership or corporate action, (a) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (b) will not violate any provision of law, any order of any court or other agency of government, the partnership agreement of the Borrower, any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (c) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and (d) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than in favor of the Bank and as contemplated hereby. The execution, delivery and performance of the Guaranties and other contemplated thereby (e) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (f) will not violate any provision of law, any order of any court or other agency of government, any provision of any indenture, agreement or other instrument to which either Guarantor is a party, or by which either or any of their properties or assets are bound, (g) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and (h) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of either Guarantor other than in favor of the Bank and as contemplated hereby.

      5.3. Valid and Binding Agreement. This Agreement is, and the Note, the Security Agreement, the Pledge Agreement, the Financing Statement, and all Loan Documents contemplated hereby will be, when delivered, valid and binding obligations of the Borrower, and the Guaranties and all other documents contemplated thereby and all other Loan Documents will be, when delivered, valid and binding obligations of the respective Guarantor or Pledgor, as applicable, in each case enforceable in accordance with their respective terms except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally.

      5.4. Actions, Suits or Proceedings. Except as disclosed on Schedule 5.4, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any of the Subsidiaries, any Guarantor or any Pledgor, or any properties or rights of the Borrower, any of the Subsidiaries, any Guarantor or any Pledgor, which, if adversely determined, could materially impair the right of the Borrower or any of the Subsidiaries to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower, any of the Subsidiaries, any Guarantor, or any Pledgor.

      5.5. Subsidiaries. The Borrower has no wholly or partially owned Subsidiaries.

      5.6. No Liens, Pledges, Collateral Assignments or Security Interests. Except for Permitted Liens, none of the Borrower's or the Subsidiaries' assets and properties, including the Collateral, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

      5.7. Accounting Principles. The Financial Statements have been prepared in accordance with GAAP and fully and fairly present the financial condition of SHH, the Borrower and their Subsidiaries as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. To the best of the Borrower's knowledge and belief, neither SHH nor the Borrower has any material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

      5.8. No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of SHH, any Guarantor, the Borrower or any of their Subsidiaries since the date of the latest of the Financial Statements, except as set forth on Schedule 5.8.

      5.9. Conditions Precedent. As of each Disbursement Date, all appropriate conditions precedent referred to in Section 4 hereof shall have been satisfied (or waived in writing by the Bank).

      5.10. Taxes. Except as otherwise previously disclosed in writing to the Bank, the Borrower and the Subsidiaries have filed by the due date therefor all federal, state and local tax returns and other reports they are required by law to file and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. Except as otherwise previously disclosed in writing to the Bank, the Borrower has no knowledge of any deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

      5.11. Compliance with Laws. Except as disclosed on Schedule 5.11, the Borrower and the Subsidiaries have complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of the Borrower or any of the Subsidiaries.

      5.12. Indebtedness. Except as disclosed on Schedule 5.12, the Borrower and the Subsidiaries have no indebtedness for money borrowed and no direct or indirect obligations under any leases (whether or not required to be capitalized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments by the Borrower and the Subsidiaries in the ordinary course of business for deposit or collection.

      5.13. Material Agreements. Except as disclosed on Schedule 5.13 and other than employment agreements of which the Bank has been given notice and subcontracts and contracts necessary to the conduct of the Borrower's or any Subsidiary's business in the ordinary course, the Borrower and the Subsidiaries have no material leases, contracts or commitments of any kind (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements); to the best knowledge of the Borrower, all parties to such agreements (including the Borrower and the Subsidiaries) have complied with the provisions of such leases, contracts or commitments; and to the best knowledge of the Borrower, no party to such agreements (including the Borrower and the Subsidiaries) is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

      5.14. Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

      5.15. Pension Funding. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower or any of the Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

      5.16. Misrepresentation. No warranty or representation by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

      5.17. Equipment. Borrower warrants and represents that Bank has a first lien security interest in all of the Equipment that makes up the Borrowing Base.

      5.18. Partnership Ownership. Sterling General, Inc., owns a one percent (1%) general partnership interest in the Borrower. SHH owns a ninety-nine percent (99%) limited partnership interest in the Borrower. Together, Sterling General, Inc. and SHH own, both legally and beneficially, one hundred percent (100%) of all of the partnership interests of the Borrower.

      5.19. Names Under Which Borrower is Doing Business. Schedule 5.19 sets forth as of the date hereof, a true and complete list of all of the names under which Borrower is presently doing business, the names under which Borrower has applied to do business, and the jurisdictions in which Borrower is using, or has applied to use, such names.

SECTION 6. AFFIRMATIVE COVENANTS.

      From the date hereof until the principal of and interest on the Note and other Indebtedness is paid in full, the Borrower covenants and agrees that it will:

      6.1. Financial and Other Information.

            6.1.1 Annual Financial Reports.

                  (a) Furnish to the Bank in form satisfactory to the Bank not later than one hundred and twenty (120) days after the close of each fiscal year of the Borrower, beginning with the Borrower's fiscal year ending December 31, 2004, on a consolidated basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other notes and financial details as are usually included in similar reports. Such reports shall be audited and prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained. Also, as soon as it is available, the Borrower shall provide the Bank with a copy of its federal income tax return.

                  (b) Cause to be furnished to the Bank in form satisfactory to the Bank not later than one hundred and twenty (120) days after the close of each fiscal year of SHH, beginning with SHH's first fiscal year ending after the date hereof, on a consolidated basis, a balance sheet for SHH as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be audited and prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by SHH and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained. Also, as soon as it is available, the Borrower shall cause SHH to provide the Bank with a copy of its federal income tax return.

                  (c) Cause to be furnished to the Bank in form satisfactory to the Bank not later than one hundred and twenty (120) days after the close of each fiscal year of Sterling--Delaware, beginning with Sterling--Delaware's first fiscal year ending after the date hereof, on a consolidated basis, a balance sheet for Sterling--Delaware as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be audited and prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Sterling Delaware and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained. Also, as soon as it is available, the Borrower shall cause Sterling Delaware to provide the Bank with a copy of its federal income tax return.

                  (d) Sterling -- Delaware. To cause to be furnished to the
            Bank, promptly upon the filing thereof, and in any event, within ten
            (10) days after filing, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports, if any, which Sterling Delaware shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange.

            6.1.2 Quarterly Financial Statements.

                  (a) Furnish to the Bank not later than forty-five (45) days after the close of each quarter of each fiscal year of the Borrower, beginning with the quarter ending March 31, 2005, financial statements containing the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each such period, consolidated statements of income and statements of cash flows of the Borrower and its Subsidiaries up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

                  (b) Furnish to the Bank not later than forty-five (45) days after the close of each quarter of each fiscal year of SHH, beginning with the quarter ending March 31, 2005, financial statements containing the consolidated and consolidating balance sheet of SHH and its Subsidiaries as of the end of each such period, consolidated statements of income and statements of cash flows of SHH and its Subsidiaries up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may require, and the accuracy of the statements shall be certified by the chief executive or financial officer of SHH.

                  (c) Furnish to the Bank not later than forty-five (45) days after the close of each quarter of each fiscal year of Sterling-- Delaware, beginning with the quarter ending March 31, 2005, financial statements containing the consolidated balance sheet of Sterling--Delaware and its Subsidiaries as of the end of each such period, consolidated and consolidating statements of income and statements of cash flows of Sterling--Delaware and its Subsidiaries up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may require, and the accuracy of the statements shall be certified by the chief executive or financial officer of Sterling Delaware.

            6.1.3 No Default Certificate. Together with each delivery of the financial statements required by Sections 6.1.1 and 6.1.2 of this Agreement, furnish to the Bank a certificate of its chief executive or financial officer stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto. Such certificates shall also demonstrate, by showing the applicable ratio or other calculation, with such supporting information as the Bank requires, that Sterling-Delaware is in compliance with Section 6.5 through and including
      Section 6.8 and that Borrower is in compliance with Section 7.10 through and including Section 7.14 hereof and shall be in the form of the Certificate attached hereto as EXHIBIT J.

            6.1.4 Listing of Payables. Furnish to the Bank quarterly by the forty-fifth (45th) day of the end of each calendar quarter, beginning with the calendar quarter ending March 31, 2005, a listing of payables as of the end of that quarter of Borrower's accounts payable.

            6.1.5 Quarterly Aging and Monthly Borrowing Base Certificate.

                  (a) Furnish to the Bank quarterly by the forty-fifth (45th)
            day of the end of each fiscal quarter, beginning with the calendar quarter ending March 31, 2005, (i) an aging as of the end of the preceding quarter of the Borrower's accounts receivable and accounts payable in a form satisfactory to the Bank and containing a schedule showing the amounts, by category, thirty, sixty, and more than sixty days past invoice date, and (ii) a report concerning the Borrower's retainage receivables, by job, showing the amount owing and the date the Borrower advised the owner that the Borrower had completed performance of the job, which report shall also be in a form satisfactory to the Bank.

                  (b) Additionally, the Borrower shall furnish to the Bank
            monthly, and within forty-five (45) days of the end of each calendar month, beginning with the month ending February 28, 2005, a Borrowing Base Certificate confirming that the aggregate unpaid principal amount of all Revolving Loans does not exceed the lesser of the Commitment Amount or the Borrowing Base as then in effect (or, if such is not the case, accompanied by a pre-payment of the Note in accordance with Section 2.9.1 of this Agreement).

                  (c) Quarterly Report on Contracts in Progress. Within
            forty-five (45) days of the end of each fiscal quarter, beginning with the calendar quarter ending March 31, 2005, the Borrower shall provide to the Bank, in such form as the Bank shall reasonably request, a Contracts in Process Schedule containing a report on the status of all of its Contracts in Process indicating the amounts billed for that quarter, without any general overhead and administrative costs allowance, together with a backlog report to include the physical job locations, and in a form consistent with that prepared for the prior quarter.

            6.1.6 Joint Venture Accounting. Upon the request of the Bank, and not later than one hundred and twenty (120) days after the close of such fiscal year, a balance sheet as of the close of such fiscal year, and a statement of income and a statement of cash flow for such fiscal year, and such other comments and financial details as are usually included in a financial statement for each joint venture which the Borrower is then a part of and which has not yet been closed. Such reports shall be in such form and detail as the Bank shall reasonably require.

            6.1.7 Adverse Events. Promptly inform the Bank of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's or any of the Guarantor's business, properties, financial condition or ability to comply with its obligations hereunder or under any other document executed in connection herewith.

            6.1.8 Shareholder or Owner Reports. Promptly furnish to the Bank upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by Sterling-Delaware to its shareholders or other parties maintaining an ownership interest, and all regular and periodic reports filed by the Borrower with any securities exchange, the Securities and Exchange Commission or any other state or federal agency.

            6.1.9 Management Letters. Furnish to the Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower.

            6.1.10 Appraisals on all Collateral. Allow the Bank to conduct, at least twice per year and as of such dates as the Bank shall designate, and at the Bank's expense, an appraisal of the Borrower's Collateral, to be performed by the Bank or such other party as the Bank shall designate, and to be performed in such form and detail as the Bank shall reasonably require. Nothing herein shall be deemed to limit or restrict the Bank's right pursuant to the terms of the Security Agreement to inspect or examine its Collateral pursuant to the terms thereof.

            6.1.11 Appraisals on Equipment--Post-closing. Allow the Bank, at the Borrower's expense, to conduct, receive, review and approve an appraisal of the Borrower's Equipment (including, without limitation, the Existing Major Equipment and excluding any Equipment purchased or received from Insituform) within one hundred and twenty (120) days of the closing of the Loan to determine the Forced Sale Value thereof, to be performed by the Bank or such other party as the Bank shall designate, and to be performed in such form and detail as the Bank shall reasonably require.

            6.1.12 Annual Appraisals on Equipment. Allow the Bank to conduct, once per year and as of such dates as the Bank shall designate, and at the Borrower's expense, an appraisal of the Borrower's Equipment to determine the Forced Sale Value, to be performed by the Bank or such other party as the Bank shall designate, and to be performed in such form and detail as the Bank shall reasonably require.

            6.1.13 Inspection of Equipment. Allow representatives of the Bank to visit and inspect any of the Equipment and Inventory at such reasonable times during business hours and as often as may reasonably be desired and with reasonable notice.

            6.1.14 Insurance Certificates. To cause to be furnished to the Bank evidence that the Borrower maintains adequate insurance covering the Borrower's machinery and Equipment and Inventory to be in such form and detail as the Bank shall reasonably require.

            6.1.15 Other Information as Requested. Promptly furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and the Subsidiaries at any reasonable time.

            6.1.16 Confirmation of Curtailed Values of the Collateral. Furnish evidence by March 31, 2005, satisfactory to the Bank, confirming that the curtailed value of the Collateral is no less than the current Green Guide.

      6.2. Insurance. Keep its insurable properties (including, but not limited to, the Collateral) and the insurable properties of the Borrower's Subsidiaries adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business as that of the Borrower or its Subsidiaries, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which such insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Bank. All such insurance policies shall contain a provision whereby they may not be canceled except upon thirty
(30) days' prior written notice to the Bank. The Borrower will deliver to the Bank, at the Bank's request, evidence satisfactory to the Bank that such insurance has been so procured and, with respect to casualty insurance, names the Bank as "mortgagee" or "loss payee" and provides for payment to the Bank even if the Borrower would not be entitled to receive payment of any proceeds. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option (without any obligation) to do so, and the Borrower agrees to repay the Bank, with interest at seven and one-half percent (7.5%) per annum plus the Prime Rate (but in no event to exceed the Maximum Legal Rate), all amounts so expended by the Bank. The Borrower hereby appoints the Bank as the Borrower's attorney-in-fact, which appointment is coupled with an interest and irrevocable, to endorse any check or draft payable to the Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness, provided, however, that the Bank shall not be required hereunder so to act.

      6.3. Taxes. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, its Subsidiaries and their respective property, except to the extent being contested in good faith and, if requested by the Bank, bonded in a manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments by their due date, then the Bank shall have the option (without any obligation) to do so, and the

Borrower agrees to repay the Bank, with interest at seven and one-half percent (7.5%) per annum plus the Prime Rate (but in no event to exceed the Maximum Legal Rate), all amounts so expended by the Bank.

      6.4. Maintain Corporation and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's and its Subsidiaries' partnership or corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate their respective businesses substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of their respective property used or useful in the conduct of their respective business and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

      6.5. Intentionally Deleted.

      6.6. Maintain Debt Ratio. From and after the date hereof, on a consolidated basis, SHH shall maintain a ratio of Total Liabilities minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than
2.0 to 1.0.

      6.7. Intentionally Deleted.

      6.8. Maintain Cash Flow Coverage Ratio. On a consolidated basis, SHH shall maintain a Cash Flow Coverage Ratio of not less than 1.25 to 1.0, verified quarterly on a rolling four-quarter basis. For purposes hereof, "Cash Flow Coverage Ratio" shall mean (i) Pre-tax income, plus depreciation, plus actual interest expense, minus cash taxes paid (for the preceding twelve (12) months), divided by (ii) the sum of the current maturities of all long-term debt plus twenty-five percent (25%) of the average outstanding principal balance of the Revolving Loan for the previous twelve (12) months (plus advances to Sterling-Delaware for the preceding twelve months excluding the $5,000,000 one time advance to various stockholders on December 23, 2004) plus interest expense for the preceding twelve months. For purposes hereof, "current maturities of all long-term debt" shall mean, at any given time, all principal and interest payments required to be paid during the ensuing one year period from such given time on all Debt (including Subordinated Debt) having a maturity of greater than one year.

      6.9. ERISA. (a) At all times meet and cause each of its Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower's and its Subsidiaries' employee benefit plans subject to ERISA; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower (or any of its Subsidiaries) has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower (or any such Subsidiary) proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the

Borrower (or any such Subsidiary), not later than ten (10) days after such report has been so filed.

      6.10. Use of Loan Proceeds. Use the proceeds of the loan hereunder for the purpose set forth in the recitals to this Agreement.

      6.11. Partnership Changes. Borrower shall give Bank thirty (30) days prior written notice of any proposed change in (i) the Borrower's name or (ii) the name under which the Borrower is doing business if such name shall be a name other than those set forth on Schedule 5.19 hereof, which notice shall set forth the new name, and Borrower shall deliver to Bank a copy of the amendment to the Borrower's partnership agreement providing for the name change promptly after it is available.

SECTION 7. NEGATIVE COVENANTS.

      From the date hereof until the principal of and interest on the Note and other Indebtedness is paid in full, the Borrower covenants and agrees that it will not, and will not permit any of its Subsidiaries to:

      7.1. Distributions or Dividends. Declare, pay or make any distribution or dividends with respect to any of the Borrower's assets (whether by reduction of capital or otherwise), except that distributions or dividends permitted by
Section 7.6 from the Borrower to Sterling-Delaware or to the Borrower from any Subsidiary of the Borrower, or any other entity in which the Borrower maintains an ownership interest are permitted.

      7.2. Stock Issuance. Issue any additional shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing.

      7.3. Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

      7.4. Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

      7.5. Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (c) existing indebtedness to the extent set forth on Schedule 5.12, (d) trade indebtedness incurred and paid in the ordinary course of business, (e) contingent indebtedness to the extent permitted by Section 7.7 of this Agreement, (f) indebtedness secured by Permitted Liens, (g) obligations to the extent permitted by Section 7.10 of this Agreement, and (h) the Master Equipment Sublease and Prime Leases (each as defined in the Asset Purchase Agreement) and any renewals, extensions or replacements of those defined subleases covering the Prime Lease Equipment subject to such Prime Leases.

      7.6. Extension of Credit. Make loans, advances or extensions of credit to any Person, except for (i) sales on open account and otherwise in the ordinary course of business, (ii) the Quarterly Advances, provided no Event of Default then exists or would result therefrom, pursuant to the Approved Multiple-Advance Loan, and (iii) the Approved Multiple-Advance Loan.

      7.7. Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or the Subsidiaries in the ordinary course of business for deposit or collection.

      7.8. Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all of the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction; provided, however, that a Subsidiary wholly owned by the Borrower may be merged into, or consolidated with, the Borrower or another Subsidiary wholly owned by the Borrower, and such Subsidiary may sell, lease or transfer all or a substantial part of its assets to the Borrower or another Subsidiary wholly owned by the Borrower, and the Borrower or such Subsidiary may acquire all or substantially all of the properties and assets of the Subsidiary so to be merged into, or consolidated with, it or so to be sold, leased or transferred to it.

      7.9. Acquire Securities. Purchase assets or stock in an aggregate amount in excess of $100,000.00 from and after the date hereof, or purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for the common stock of the Subsidiaries owned by the Borrower on the date of this Agreement and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000 and direct obligations of the United States government maturing within one year from the date of acquisition thereof.

      7.10. Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension or profit sharing plan which might constitute grounds for termination of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of its Subsidiaries to the PBGC which in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

      7.11. Misrepresentation. Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

      7.12. Margin Stock. Apply any of the proceeds of the Note to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

      7.13. Compliance with Environmental Laws. Borrower will not, and will not allow any of its Subsidiaries to, (i) use (or permit any tenant to use) any of its respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which is likely to cause a release of any Hazardous Substance, or (iv) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law.

      7.14. Pledge of Receivables. Borrower will not encumber or pledge any of its right to receive payment, accounts receivable, jobs in progress or retainage.

      7.15. Intentionally Deleted.

      7.16. Subordinated Debt-Put Shareholders. Schedule 7.16 reflects certain debt payable by Sterling-Delaware to its shareholders. Such portion of the Subordinated Debt is herein referred to as the "Subordinated Debt-Put Shareholders"). Borrower may pay the funds to Sterling-Delaware to enable quarterly payments of interest (at a rate not to exceed 12%) to be paid on the Subordinated Debt from time to time, and principal payments resulting from the Put exercise not to exceed the scheduled principal payments as they currently exist as of the date hereof, in either case, so long as no Default or Event of Default then exists or would result therefrom and after any such payment is made. Such advances would be limited to no more than $11,500,000.00 in the aggregate. Note that Quarterly Advances are also allowed for no more than $200,000.00 per quarter as allowed pursuant to Section 7.6.

      7.17. Intentionally Deleted.

      7.18. Intentionally Deleted.

      7.19. Notes Receivable from Shareholders. In no event may Notes Receivable from Shareholders exceed $11,200,000.00 in the aggregate.

      7.20. Non-ordinary Bonus. Grant of, or increase in, any bonus to officers or employees other than in the ordinary course of business consistent with past practice.

      7.21. Incur Negative Net Income for Consecutive Quarters. The Borrower shall not incur negative Net Income during any two (2) consecutive fiscal quarters which, in the aggregate, exceeds $500,000.00, beginning with the fiscal quarter ending March 31, 2005.

SECTION 8. EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS.

      8.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

            8.1.1 Failure to Pay Monies Due. If any principal of or interest on the Note, any fees under Section 2.7 of this Agreement or any other Indebtedness shall not be paid when due.

            8.1.2 Misrepresentation. If any warranty or representation of the Borrower, SHH, any Guarantor or any Pledgor, in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of such party, shall prove to be false or misleading in any material respect.

            8.1.3 Noncompliance with Bank Agreement. If the Borrower, any Pledgor, or any Guarantor shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party, including, without limitation, any indebtedness owed by any Pledgor or any Guarantor to the Bank.

            8.1.4 Other Defaults. If the Borrower, any Subsidiary, or any Guarantor shall default in the due payment of any of its indebtedness (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness (other than nonpayment defaults on the Subordinated Debt) and such default shall be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived by the holder thereof.

            8.1.5 Judgments. If there shall be rendered against the Borrower, any Subsidiary, any Guarantor, or any Pledgor, one or more judgments or decrees involving an aggregate liability of $100,000.00 or more, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than twenty (20) days, whether or not consecutive; or of a writ of attachment or garnishment against the property of the Borrower, any of the Subsidiaries, any Guarantor, or any Pledgor shall be issued and levied in an action claiming $100,000.00 or more and not released or appealed and bonded in a manner satisfactory to the Bank.

            8.1.6 Bankruptcy, Etc. If the Borrower or any Subsidiary or any Guarantor shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower or any Subsidiary or any Guarantor, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or any Subsidiary or any Guarantor or shall be commenced against the Borrower or any Subsidiary or any Guarantor and shall not be discharged within thirty
      (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or any Subsidiary or any Guarantor or for any substantial portion of its respective properties or assets.

            8.1.7 Change in Board of Directors or Management. Except that Maarten D. Hemsley may resign or be removed from the board of directors of the Borrower, if (i) the entire board of directors of SHH and/or Sterling-Delaware is not the same as described on Schedule 8.1.7, or (ii) if Joseph P. Harper, Sr. and Patrick T. Manning are no longer officers of Sterling General, Inc. and SHH, whether by reason of death, resignation or otherwise; and such change in board of directors or change in office holder described in clause (i) or (ii) above adversely impacts, in the sole judgment of the Bank, upon the ability of the Borrower to carry on its business as theretofore conducted.

            8.1.8 Inadequate Funding or Termination of Employee/Benefit Plan(s). If the Borrower (or any Subsidiary) shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by the Borrower (or any Subsidiary), or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower (or any Subsidiary) to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

            8.1.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or any Subsidiary, any reportable event (within the meaning of section 4043(b) of ERISA) which the Bank shall determine in good faith constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

            8.1.10 Other Events. Should any other event occur which results in the Bank being insecure about its right to be ultimately repaid in full for the Indebtedness.

            8.1.11 Business Suspension. If the Borrower, any Guarantor, or any of their Subsidiaries shall voluntarily suspend the transaction of its business; or if any Guarantor shall die.

            8.1.12 Failure to provide Appraisal. Borrower shall fail to allow the Bank to conduct an appraisal of the Equipment as required herein by
      Section 6.1.11.

      8.2. Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 8.1.3 hereunder which is not cured by the Borrower or waived by the Bank within thirty (30) days after the earlier of the date of notice to the Borrower by the Bank of such Default or the date the Bank is notified, or should have been notified, pursuant to the Borrower's obligation under Section 6.1.7 of this Agreement, of such Default, or upon the occurrence of any of the Events of Default described in Section 8.1.1, Section 8.1.2 or Sections 8.1.4, 8.1.5, 8.1.7 through 8.1.10, all Indebtedness shall be due and payable in full forthwith at the option of the Bank without presentation, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, or other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default described in Section 8.1.6, all commitments and other lending obligations, if any, of the Bank hereunder shall immediately terminate, and the entire principal amount of all Indebtedness then outstanding together with interest then accrued thereon shall become immediately due and payable, all without written notice and without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. Unless all of the Indebtedness is then fully paid, the Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreement or under any other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to set-off against the Indebtedness any amount owing by the Bank to the Borrower. The Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank which is reasonably convenient to the Bank and the Borrower.

      8.3. Application of Proceeds. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the UCC and all reasonable attorneys' fees and legal expenses incurred by the Bank; the balance of the proceeds of such sale or other disposition shall be applied to the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other person or persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Bank immediately upon demand.

      8.4. Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 9. MISCELLANEOUS.

      9.1. Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

      9.2. Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

      9.3. Waivers and Amendments. No forbearance on the part of the Bank in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in writing signed and delivered by an officer of the Bank, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.

      9.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS. IF ANY PROVISION OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE

CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

      9.5. Survival of Warranties, Etc. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the Borrowing and the delivery of the Note hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

      9.6. Attorneys' Fees. The Borrower agrees that it will pay all reasonable costs and expenses (including attorneys' fees) of the Bank in connection with preparation of the Loan Documents and the enforcement of the Bank's rights and remedies under this Agreement and the other Loan Documents, and in connection with the preparation or making of any amendments, renewals, rearrangements, increases, restatements, modifications, waivers and/or consents with respect to this Agreement and whether this Agreement or any of the other Loan Documents (whether now or in the future) are executed.

      9.7. Payments on Saturdays, Etc. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

      9.8. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

      9.9. Maintenance of Records. The Borrower will keep all of its records concerning the Collateral at its principal place of business. The Borrower will give the Bank prompt written notice of any change in its principal place of business, or in the location of said records.

      9.10. Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, in case of notices from the Bank to the Borrower, upon sending by first class mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: Texas Sterling Construction, L.P., 20810 Fernbush, Houston, Texas 77073, and (b) If to the Bank, to: Gary W. Orr, Senior Vice President and Chief Credit Officer, Comerica Bank - Texas, 1601 Elm Street, Dallas, Texas 75201, with a copy to Post Office Box 4167, Houston, Texas 77210-4167, Attn:
James R. McNutt, Vice President, or to such other address as a party shall have designated to the other in writing. The giving of at least five (5) days' notice before the Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes.

      9.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

      9.12. Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

      9.13. Capital Adequacy. If as a result of any regulatory change directly or indirectly affecting the Bank or any of the Bank's affiliates there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, minimum capital, capital ratio, or similar requirement against or with respect to or measured by reference to loans made or to be made hereunder or participations therein, and the result shall be to increase the cost to the Bank or any of the Bank's affiliates of making or maintaining any loan hereunder or to any other party maintaining any participation therein, or reduce any amount receivable in respect of any such loan (which increase in cost, or reduction in amount receivable, shall be the result of the Bank's or the Bank's affiliated company's reasonable allocation among all affected customers of the aggregate of such increase or reductions resulting from such event), then, within ten (10) days after receipt by the Borrower of a certificate from the Bank containing the information described below in this Section which shall be delivered to the Borrower, the Borrower agrees from time to time to pay the Bank such additional amounts as shall be sufficient to compensate the Bank or any of the Bank's affiliates (for as long as such increased costs or reductions in amount receivable exist) for such increased costs or reductions in amount receivable which the Bank determines in the Bank's sole discretion are material. The certificate requesting compensation under this Section 9.13 shall identify the regulatory change which has occurred, the requirements which have been imposed, modified or deemed applicable, the amount of such additional cost or reduction in amount receivable and the way in which such amount has been calculated.

      9.14. INDEMNIFICATION BY THE BORROWER. THE BORROWER HEREBY COVENANTS AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE BANK AND ITS OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, THE FEES AND OUT-OF-POCKET EXPENSES OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE BANK OR ANY SUCH OTHER INDIVIDUAL OR ENTITY IN CONNECTION WITH:

                  (a) ANY INVESTIGATION, ACTION OR PROCEEDING ARISING OUT OF OR
            IN ANY WAY RELATING TO THIS AGREEMENT, THE NOTE, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR ANY COLLATERAL, OR ANY ACT OR OMISSION RELATING TO ANY OF THE FOREGOING;

                  (b) ANY TAXES (OTHER THAN FEDERAL OR STATE INCOME TAXES),
            LIABILITIES, CLAIMS OR DAMAGES RELATING TO THE COLLATERAL OR THE BANK'S LIENS THEREON; OR

                  (c) THE CORRECTNESS, VALIDITY OR GENUINENESS OF ANY
            INSTRUMENTS OR DOCUMENTS THAT MAY BE RELEASED OR ENDORSED TO BORROWER BY THE BANK (WHICH SHALL AUTOMATICALLY BE DEEMED TO BE WITHOUT RECOURSE TO THE BANK IN ANY EVENT), OR THE EXISTENCE, CHARACTER, QUANTITY, QUALITY, CONDITION, VALUE OR DELIVERY OF ANY GOODS PURPORTING TO BE REPRESENTED BY ANY SUCH DOCUMENTS.

      9.15. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE BANK AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BANK AND THE BORROWER.

      9.16. Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

      9.17. Intentionally Deleted.

      9.18. Cross Default; Cross Collateral. The Borrower hereby agrees that (a) all other agreements between Borrower and the Bank or any of its affiliates is hereby amended so that a default under this Agreement is a default under all other agreements and a default under any one of the other agreements is a default under this Agreement, and (b) the collateral under this Agreement secures the obligations now or hereafter outstanding under all other agreements between Borrower and the Bank or any of its affiliates and the collateral pledged under any other agreement with the Bank or any of its affiliates secures the obligations under this Agreement.

      9.19. Severability of Provisions. Any provision of this Agreement, the Note or any other documents relating thereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Note or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.

      9.20. Assignment. The Bank shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the loans and any Collateral, guaranties or other security relating thereto without the consent of Borrower; provided, however, that no such action on the part of the Bank shall have the effect of changing any of the Borrower's obligations hereunder without the written consent of the Borrower.

      9.21. Omnibus Name Change. Without any limitation on other provisions in this Agreement, any reference to the Predecessor in any Loan Documents shall be deemed to refer to the Borrower from and after the date hereof.

      9.22. Authorized Filings. Borrower authorizes Bank to file all documents of record including, without limitation, a Certificate of Fact and UCC-3 Amendments reflecting any name change of Borrower in all recording offices in all jurisdictions where the Bank feels it is necessary or desirable to do so. Borrower further authorizes the Bank to file any other financing statements, assignments, continuations, and/or terminations on behalf of the Borrower, in all such recording offices in all jurisdictions as the Bank deems necessary or desirable in order to protect the liens granted hereby.

      9.23. Assumption of Obligations.

                  (a) Assumption. From and after September 30, 2001, the
            Borrower assumed and does hereby confirm all of the Indebtedness and obligations of the Predecessor under the Loan Documents, including the Prior Agreement, and confirms and agrees to pay, perform, observe the terms of, satisfy and discharge the liabilities, duties and Indebtedness arising under the Loan Documents as though the Borrower was an original party to such loan documents.

                  (b) Payments and Expenses. The Borrower hereby promises to pay all amounts under the terms of the Loan Documents (together with all interest invoiced by the Bank hereafter with respect to such advances) in accordance with the terms of the Loan Documents. The Borrower hereby confirms that, pursuant to this Agreement, the Borrower will (i) pay all taxes and filing fees incurred with respect to the Collateral or this Agreement and (ii) pay all legal expenses incurred with respect to this Agreement.

                  (c) Obligations Unconditional. The Borrower agrees to pay all amounts payable under the terms of the Loan Documents and to pay and perform all other Indebtedness and obligations under the Loan Documents. The Borrower represents and agrees that, as of the date hereof, the Borrower's Indebtedness under the Loan Documents is not subject to any suspensions, deferment, diminution, reduction, recoupment, counterclaim, setoff or abatement.

                  (d) No Claims, Offsets or Defenses. The Borrower hereby
            acknowledges and agrees that, as of the date hereof, it has no, and there are no, claims or offsets against, or defenses or counterclaims to, the terms and provisions of or the Indebtedness created or evidenced by the Loan Documents.

                  (e) Further Actions. The Borrower represents and warrants that it will promptly cause or has caused such actions or procedures to be taken as are required or permitted by statute or regulation to accomplish the conversion of the Predecessor into the Borrower.

                  (f) Financing Statements. The Borrower agrees to execute and deliver, or cause to be executed and delivered, to Bank such agreements, documents, and instruments as Bank may deem reasonably necessary or desirable to protect its interests in the Collateral, including UCC financing statements.

      IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

      NOTICE TO BORROWER - THIS AGREEMENT CONTAINS AN INDEMNITY PROVISION AT
SECTION 9.14.

                                 BORROWER:

                                 TEXAS STERLING CONSTRUCTION, L.P.,
                                 a Texas limited partnership

                                 By:  STERLING GENERAL, INC.,
                                      a Delaware corporation, its sole general
                                      partner

                                      By:   /s/ Joseph P. Harper, Sr.
                                            ------------------------------------

                                      Name:     Joseph P. Harper, Sr.
                                              ----------------------------------

                                      Title:    Treasurer
                                               ---------------------------------

                                 BANK:

                                 COMERICA BANK f/k/a Comerica Bank-Texas

                                 By:   /s/ James R. McNutt
                                       -----------------------------------------
                                       James R. McNutt
                                       Sr. Vice President